Exhibit 10.11

VIA HAND DELIVERY
March 1, 2017
Ian Robert Silverman
c/o Concert Pharmaceuticals, Inc.
99 Hayden Avenue, Suite 500
Lexington, MA 02421

Dear Bob:
This letter agreement (the “Letter Agreement”) revises the terms of your continued employment at Concert Pharmaceuticals, Inc. (the “Company). The parties hereby acknowledge and agree that beginning June 1, 2017 (the “Transition Date”), your title will become a senior legal advisor employed by the Company reporting to the Company’s Chief Executive Officer. Further, the parties hereby acknowledge and agree that the employment agreement between the parties dated June 13, 2014 will terminate as of the Transition Date.
Following the Transition Date, you will receive a base salary of $345,933 per year payable in accordance with the regular payroll practices of the Company, as in effect from time to time, and subject to increase from time to time by the Company in its discretion. During your employment, you may be considered annually for a bonus and/or stock option grant in addition to your base salary. Bonus compensation and/or stock option grants in any year, if any, may be awarded at the discretion of the Company based on your performance and that of the Company, in accordance with a general bonus program as established by the Board’s Compensation Committee.

You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided under any other agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

You represent that you have complied and agree that you will continue to comply with the Employee Confidential, Non-Competition and Proprietary Information Agreement between the Company and you dated November 30, 2006, which will remain in full force and effect.
This letter is not intended to create or constitute an employment agreement or contract (express or implied) between you and the Company for any period of employment. Please also understand that your employment relationship with the Company is “at will,” meaning that you or the Company has the right to terminate our employment relationship at any time.

Very truly yours,

Accepted and Agreed		By:	/s/ Roger D. Tung

By:	/s/ Ian Robert Silverman		1 March 2017
Date